Exhibit 2.5

Pantry Store No.

(Formerly Golden Gallon Store #            )

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this          day of October, 2003, by and between                             , a                              with offices in Escondido, California (the “Landlord”), and THE PANTRY, INC., a Delaware corporation with offices in Sanford, North Carolina (the “Tenant”).

Landlord and Tenant covenant and agree as follows:

1. PREMISES. In consideration of the rents, terms, covenants, and agreements set forth in this Lease to be paid, kept, and performed, Landlord grants, demises, and lets to Tenant, and Tenant hereby takes, rents, and leases from Landlord, on the terms, covenants, provisions, and agreements provided in this Lease, the Premises (as hereinafter defined).

Landlord is seized and possessed of a fee simple title to a certain tract of land (the “Land”) in                                 ,                                  County,                                 , described as follows:

See Exhibit A attached and incorporated herein by reference.

The Land as described on Exhibit A includes all existing parking spaces, septic tanks and fields (if applicable), car washes (if applicable), canopy and building overhangs (if applicable), signs, and curb cuts required in connection with continued use of the Premises (as hereinafter defined) as a convenience store selling petroleum products, but excludes all Petroleum Equipment (as defined in Section 5). The Land, together with all improvements thereon or to be constructed thereon (the “Improvements”), including, without limitation, the gasoline canopy and structure and built-in refrigeration equipment and walk-in coolers, but less and except the Petroleum Equipment and Tenant’s Personal Property (as defined Section 6), are hereinafter collectively referred to as the “Premises.”

2. TERM. The term of this Lease (sometimes referred to as the “Term” or “Term of this Lease”) shall commence on October         , 2003 (“Base Term Commencement Date”) and shall expire on October 31, 2023. The twenty (20) year period beginning on the Base Term Commencement Date shall be hereinafter referred to as the “Base Term.” A “Lease Year” shall be a period of twelve consecutive calendar months beginning on the Base Term Commencement Date and each anniversary thereof; provided, however, if the Base Term Commencement Date is not the first day of a calendar month, then the first Lease Year of the Base Term shall commence on the date hereof and shall expire twelve months after the first day of the first calendar month following the Base Term Commencement Date.

The six (6) five (5) year periods following the Base Term for which Tenant will have an option to renew this Lease as provided in Section 3 shall be hereinafter referred to individually as a “Renewal Term” or collectively as the “Renewal Terms.”

3. RENEWAL OPTION. Provided and upon the condition that Tenant shall not then be in default under the terms of this Lease beyond any applicable grace or cure period, this Lease shall be automatically renewed for six (6) additional five (5) year periods without action on the part of either party hereto. In the event Tenant does not desire to renew this Lease for any of the six (6) five (5) year Renewal Terms, Tenant shall notify Landlord of its intention not to renew this Lease at least one hundred eighty (180) days prior to the termination of the then current Lease period, and in the event such notification is not given by Tenant, this Lease shall be automatically extended as above provided. References to the Term of this Lease shall include extensions, if any. Except as otherwise expressly stated herein, the terms and conditions of this Lease shall remain in effect during any extension of the Term of this Lease.

4. RENTAL. Tenant shall pay Rent (sometimes “rent”) to Landlord as set forth below. Rent shall be calculated on an annual basis and shall be payable in advance in equal monthly installments on or before the first day of each month. Rent shall be paid via electronic transfer of funds (via ACH transfer or wire transfer), or at Landlord’s option (upon thirty (30) days advance written notice to Tenant), by check sent by ordinary first class mail to Landlord at 220 West Crest Street, Escondido, CA 92025-1707 or at such other address as Landlord may designate in writing from time to time.

a) Base Term. The annual rent during the Base Term shall be calculated as follows:

i) The annual rent during the first five (5) years of the Base Term running from             , 2003 through             , 2008 shall be $             payable in monthly installments of $            .

ii) The annual rent during the next five (5) years of the Base Term shall be the annual rent during the first five (5) years of the Base Term increased by the lesser of (y) six and 50/100ths percent (6.50%) or (z) one and one-half (1 1/2) times the increase in the Consumer Price Index for All Urban Consumers, All Items Index Base Year 1982 - 1984=100, as published by the Bureau of Labor Statistics, United States Department of Labor (U.S. City Average) (“CPI”) with the rent as adjusted in accordance with CPI to be determined by multiplying the rent for the first five (5) years of the Base Term by a fraction the numerator of which shall be the CPI for the month that is three (3) months prior to the end of the first five (5) years of the Base Term and the denominator of which shall be the CPI for the three (3) months prior to the Base Term Commencement Date. In no event shall the adjusted rent be less than the rent previously in effect. Landlord’s delay or the failure of Landlord, beyond commencement of any five (5) year period after the Base Term Commencement Date, in computing or billing for adjustments to rent shall not impair the continuing obligation of Tenant to pay rent adjustments.

iii) Rent for succeeding five (5) year periods after the second five (5) years of the Base Term shall be computed as set forth in subsection 4.a) ii) except that the numerator of the fraction shall be the CPI that is three (3) months prior to the end of the immediately preceding five (5) year period and the denominator shall be the CPI for the month that is three (3) months prior to the commencement of the immediately preceding five (5) year period.

b) CPI. If publication of the CPI is discontinued or computation of the CPI is materially altered, Landlord and Tenant shall use the most nearly comparable index computed and published by the Bureau of Labor Statistics or other official agency of the United States Government.

c) Renewal Terms. The annual rent payable by Tenant during each of the Renewal Terms shall be equal to the annual rent payable by Tenant during the immediately preceding five (5) year period multiplied by one hundred six and 50/100ths percent (106.50%). The annual rent shall be payable in monthly installments equal to one twelfth (1/12) of said amount.

d) Net Lease. Tenant acknowledges and agrees that it is intended that this Lease will be, except as otherwise expressly stated herein, a completely “net lease” to Landlord, and that Landlord is not responsible for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, whether arising or accruing prior to or during the Term of this Lease, including, without limitation, the Improvements, or the use and occupancy thereof, or the contents thereof or the business carried on therein, except as may be otherwise expressly stated herein. Tenant shall pay all charges, impositions, costs, and expenses of every nature and kind relating to the Premises arising or accruing prior to or during the Term of this Lease, except as herein expressly provided to the contrary. Tenant covenants and agrees that the Rent to be paid hereunder shall be, except as otherwise expressly provided herein or permitted by law, paid without off-set or deduction. Landlord shall have the right to accept all Rent and other payments, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant. The Rent for any partial month shall be prorated based upon the number of days in said month.

5. ENVIRONMENTAL; PETROLEUM EQUIPMENT.

a) Tenant is and shall remain and be the owner and operator of all Petroleum Equipment (as defined below) on the Premises, and, accordingly, is further deemed to be such for purposes of compliance with and liabilities arising from all Environmental Laws. At any time during the Term of this Lease, Tenant shall have the right to install or cause to be installed and to maintain, replace, relocate, repair, upgrade and operate petroleum marketing equipment, including, but not limited to, underground or above ground storage tanks and their associated underground or above ground and/or connected piping, and related lines, pumps, dispensers, mechanical, control and detectional equipment, environmental assessment and remediation equipment (collectively, “Petroleum Equipment”). Upon reasonable written request from Landlord, Tenant shall provide Landlord with a copy of any permit required by any applicable Environmental Laws for the Premises.

b) Tenant shall comply with all laws, including Environmental Laws, relating to the use, storage, transportation, dispensing, sale or release of Hazardous Material (as hereinafter defined) at the Premises. Without limiting the foregoing, Tenant shall comply with all laws, including Environmental Laws, relating to the Petroleum Equipment, including, without limitation, installation, operation, maintenance, calibration and alarm systems, registration, financial assurances, and (subject to Section 5(d) below) closure, and promptly shall implement any and all upgrade requirements promulgated by any government agency having jurisdiction as soon as practicable, but in no event later than any applicable deadline announced or promulgated by the government agency unless Tenant shall have received an extension of the deadline for compliance from such government agency. Tenant shall not use, store, transport, dispense or sell Hazardous Material at the Premises, or surrounding areas, except as reasonably necessary for the permitted use of the Premises, including the retail sale of gasoline and/or kerosene and/or propane gas in compliance with applicable Environmental Laws. Except as contemplated by the preceding sentence, Tenant shall not release, nor shall Tenant permit any employee, contractor, agent or invitee to release, any Hazardous Material on the Premises, into the air or the surrounding land, surface water or ground water except as expressly permitted by law, including Environmental Laws, and approved in writing by Landlord in its sole discretion. Tenant shall obtain and maintain all necessary permits, approvals, registrations, certificates, and authorizations (“Permits”) required under Environmental Laws for the Premises and Petroleum Equipment, and Tenant shall be responsible for all related costs, fees and charges. Where cooperation of Landlord is necessary to obtain any such Permits, Landlord shall provide such cooperation but shall not be compelled to become a permittee or co-permittee unless required by Environmental Laws, and all costs, fees and charges shall be reimbursed by Tenant within thirty (30) days of presentation of Landlord’s statement of same. Upon request by Landlord, Tenant shall provide Landlord with copies of all reports, studies, complaints, claims, directives, citations, demands, inquiries, notices of violation, or orders relating to Hazardous Material at or emanating from or to the Premises, at any time, or any alleged non-compliance with Environmental Laws at the Premises, reasonably promptly (and in no event later than thirty (30) days) after such documents are provided to or generated by Tenant. To the extent Tenant is required under applicable Environmental Laws or by governmental authorities having jurisdiction to report a release of Hazardous Material at, on, under or from the Premises, Tenant also shall promptly notify Landlord of any release of Hazardous Material at, on, under or from the Premises and promptly shall abate and remove any such releases as required by applicable Environmental Laws and government authorities having jurisdiction. Tenant shall not be in violation of this paragraph in connection with the use, storage, transportation, dispensing or sale of petroleum products or natural gas so long as such use, storage, transportation, dispensing or sale complies with applicable Environmental Laws and governmental authorities having jurisdiction, and the normal dispensing of petroleum products and/or kerosene and/or bottled propane gas in connection with Tenant’s customary and lawful operation of the convenience store at the Premises shall not constitute a release.

c) Except as otherwise provided in this Section 5, as between Landlord and Tenant, all reporting, investigation and/or remediation requirements under any applicable Environmental Laws with respect to any and all releases of Hazardous Material at, on, from or near the Premises are the responsibility of Tenant, and Tenant shall be solely responsible for all costs incurred in connection with any investigation, monitoring or any cleanup, remediation, removal, or restoration work required of Landlord or Tenant by applicable law and any federal, state, or local governmental agency or political subdivision having jurisdiction over the Premises because of Hazardous Material present in the soil or ground water on, under or emanating from the Premises, including, without limitation, that (i) caused or permitted by Tenant, (ii) known to

Tenant prior to the Base Term Commencement Date, (iii) present on the Premises as of the Base Term Commencement Date and for which Landlord or Tenant becomes liable due to a change in law which makes Landlord or Tenant liable for Hazardous Material present on the Premises as of the Base Term Commencement Date and for which Landlord and Tenant are not responsible under current law as of the Base Term Commencement Date, (iv) as a result of any leaking, overfilling, discharge, dumping, or spilling (whether accidental or otherwise) on the Premises by Tenant or any subtenant of the Premises from Tenant or their agents, employees, or contractors, customers, or other invitees; provided that Tenant shall not be responsible for (A) Hazardous Material migrating onto the Premises from off the Premises through no acts, omissions or fault of Tenant, (B) the exacerbation of any existing Hazardous Material contamination on the Premises by Landlord, its agents, employees, contractors or lenders, or (C) Hazardous Material brought onto the Premises by Landlord, its agents, employees or contractors or lenders in violation of Environmental Laws (together, the “Exclusions”). Accordingly, Landlord and Tenant agree that the cost of complying with Environmental Laws relating to Hazardous Material on the Premises for which Landlord is legally liable (except for the Exclusions) and to the extent Tenant is responsible as provided above shall be the sole responsibility of Tenant and shall be paid by Tenant or by the applicable trust fund or insurance company (excluding insurance coverage maintained by Landlord), from which Tenant shall have sole responsibility to seek reimbursement or payment. To the extent the Premises is currently contaminated, Tenant agrees to perform or cause to be performed any and all necessary remediation on the Premises to the extent required by applicable Environmental Laws and governmental authorities having jurisdiction. Landlord shall have no right, claim or interest in or to any such expenses relating to Hazardous Material that are subsequently recovered or reimbursed through insurance (other than insurance maintained by Landlord), or recovery from responsible third parties, or other action. Upon execution of a mutually acceptable access agreement, Tenant agrees to cooperate in permitting reasonable access to the Premises by any party who is responsible for assessment or remediation of contamination on the Premises.

d) Sixty (60) days prior to the expiration of the Term of this Lease (including the Renewal Terms, if exercised), Landlord shall provide written notice to Tenant of its election to (i) require Tenant to remove all Petroleum Equipment located on the Premises, and return and restore the Premises to its condition prior to the installation of the Petroleum Equipment to the extent practicable, ordinary wear and tear excepted, or (ii) purchase the Petroleum Equipment located on the Premises from Tenant at a price equal to the value of such Petroleum Equipment as carried on Tenant’s books, unless Landlord’s assessment shows the Petroleum Equipment or portions thereof to be failing or to have failed (and not to have been properly corrected and repaired), in which case the Petroleum Equipment shall be removed by Tenant as set forth below at Tenant’s expense and no purchase price shall be owed. If Landlord chooses to purchase the Petroleum Equipment, Landlord shall conduct, in its sole discretion and at its expense, such assessments and testing of the Petroleum Equipment in order to establish the operating condition of the Petroleum Equipment and whether a release of Hazardous Material has occurred for which Tenant would be responsible. Landlord’s purchase option may be assigned at Landlord’s discretion if Tenant has no continuing liability with respect to the Petroleum Equipment; if Tenant does have continuing liability with respect to the Petroleum Equipment, the assignee must be reasonably acceptable to Tenant. In either event, prior to the expiration of the Lease, Tenant shall, to the extent required by applicable

Environmental Laws or governmental authorities having jurisdiction, remove or remediate (or continue remediation of) all Hazardous Material present at, on, under or emanating from the Premises for which remediation is ongoing or which is associated with Tenant’s operations of the Premises and provide Landlord with written evidence and assurances that the Premises, and ongoing remediation, and the Petroleum Equipment if left on the Premises comply with applicable Environmental Laws. If Landlord demands that any Petroleum Equipment be removed by Tenant, and Tenant fails to do so, Landlord shall be entitled to remove such Petroleum Equipment, assess whether there is any Hazardous Material contamination related to such Petroleum Equipment, remediate any such contamination to the extent required by applicable Environmental Laws and governmental authorities having jurisdiction, and obtain closure from the appropriate regulatory agency, all at Tenant’s expense. In no event shall Tenant be required to remediate or pay for a remediation of the Premises to an extent or condition beyond that required by applicable Environmental Laws and governmental authorities having jurisdiction.

e) Except as limited by the next sentence, the provisions of this Section shall survive termination of the tenancy. Notwithstanding the foregoing, and except as to subsections 5g) and 5h), the provisions of this Section shall terminate upon the expiration of the Term of this Lease provided that Tenant vacates the Premises and provides Landlord, at Tenant’s sole cost and expense, a current environmental report in accordance with current ASTM guidelines (“Environmental Report”), which includes soil and groundwater testing, prepared by an environmental consultant reasonably approved by Landlord, which states either (i) Hazardous Material (A) is not present on or has not emanated from the Premises and for which the remediation or monitoring is required under applicable Environmental Laws or governmental authorities having jurisdiction; or (B) if there is Hazardous Material on the Premises requiring such remediation or monitoring, there is in place such remediation or monitoring plans and/or equipment as may be required under applicable Environmental Laws or by governmental authorities having jurisdiction, the cost of which is fully funded by other than Landlord and which shall be pursued to completion; and (ii) there are no pending or anticipated assessment, remediation, reporting, notification, compliance or permitting obligations applicable to the Premises under applicable Environmental Laws or otherwise required by governmental authorities having jurisdiction and, with respect to any scheduled exceptions in the Environmental Report, the continuing actions required of Tenant to resolve any non-compliance with applicable Environmental Laws.

f) Tenant shall comply with all applicable laws, regulations and local codes in maintaining the Premises, including, without limitation, obtaining any permits for any abatement of asbestos-containing materials and proper disposal thereof.

g) In the event the Lease expires and is not renewed, or the Lease is terminated and any further investigation, remediation or monitoring is required that is the responsibility of Tenant hereunder, Landlord and its lessees, successors and assigns: (i) shall permit, without charge, cost, fee or assessment, Tenant and its agents and representatives reasonable access to the Premises for completing such investigation, remediation, and monitoring and (ii) shall not materially damage, disturb or remove or otherwise unreasonably impede or interfere with such investigation, remediation or monitoring or the associated equipment, installations or facilities. Tenant shall not be liable or responsible for any disruption of business or other liabilities, costs or expenses incurred by Landlord or its lessees, successors or assigns that may be caused by Tenant’s investigation, remediation or monitoring activities provided that Tenant has acted reasonably in conducting such activities. Landlord shall obtain from all lessees, successors and assigns of the Premises written agreement to the provisions in this paragraph.

h) Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, liens or losses (including, without limitation, diminution in value of the Premises as a convenience food store selling gasoline and other petroleum products or other then current use, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space of the Premises, and sums paid in settlement of claims, and reasonable attorneys’ fees, consultation fees, and expert fees) (i) in connection with the environmental condition of the Premises prior to the Base Term Commencement Date (notwithstanding anything contained in this Lease to the contrary); and/or (ii) which arise during or after the Term of this Lease as a result of Tenant’s noncompliance with Environmental Laws or any Hazardous Material not addressed by the Environmental Report, but solely with respect to Tenant’s operation of Tenant’s business in and about the Premises, Tenant having no obligation to indemnify Landlord from any of the preceding matters if caused by Landlord, its agents, employees, contractors, lenders, or any business invitee of Landlord, nor shall Tenant be liable to indemnify Landlord from any claim, judgment, damage, penalty, fine, costs, liability, or loss attributable to such person’s negligence or intentional misconduct. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation or site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under or emanating from the Premises and all costs, fines, settlements and charges resulting from any violation of law, including Environmental Laws, by Tenant related to Tenant’s operation of Tenant’s business or the activities of any customer or invitee of Tenant. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are reasonably necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material to the Premises, but Tenant shall have no obligation to reduce the level of Hazardous Material on the Premises below the threshold for remediation required under applicable Environmental Laws or by government authorities having jurisdiction; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld or delayed and so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises. This indemnification shall survive the expiration or earlier termination of this Lease.

i) The term “Hazardous Material” means any substance, material, or waste which is toxic, ignitable, reactive, or corrosive and which is or becomes regulated by local or state governmental authority or by the United States Government. The term “Hazardous Material” includes without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” or “hazardous material” by any local or state law, (ii) oil and petroleum products and their by-products, (iii) asbestos-containing materials, (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. Hazardous Material does not include cleaning agents used in connection with operation of Tenant’s business on the Premises provided such agents are contained and used in accordance with applicable Environmental Laws and manufacturer’s requirements.

j) The term “Environmental Laws” shall mean any law, statute, regulation, order, or rule now or hereafter promulgated by any governmental entity, whether local, state, or federal, relating to air pollution, water pollution, and/or transporting, storing, handling, discharge of or disposal of Hazardous Material, including, without limitation, the following: the Clean Air Act: the Resource Conservation and Recovery Act, as amended by the Hazardous Waste and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Toxic Substances Control Act; the Federal Insecticide and Rodenticide Act, as amended; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Hazardous Materials Transportation Act; and the National Environmental Policy Act, as the same may be amended from time to time.

k) Landlord acknowledges that Tenant has recourse by indemnification for certain environmental matters pertaining to the Premises from Ahold Real Properties LLC, Golden Gallon Holding LLC, Golden Gallon – GA LLC and Golden Gallon – TN LLC (collectively, the “Sellers”) pursuant to Sections 10.2(a)(iii), (iv), and (v) of Purchase Agreement dated as of August 25, 2003 between the Sellers and certain other parties and Tenant (together with the Disclosure Schedules attached thereto, the “Purchase Contract”). In order to substantially preserve Tenant’s right of recourse against the Sellers for environmental indemnification under the Purchase Contract, and except as hereinafter provided, Landlord agrees that, for a period of three (3) years from the Base Term Commencement Date, Landlord, its successors and assigns as landlord under this Lease, will not take any voluntary action to investigate the environmental condition of the Premises, nor will Landlord or a successor landlord under this Lease direct a third party to take any such voluntary action, that could be deemed not to have a reasonable basis as contemplated by Section 10.2(c)(ii) of the Purchase Contract without the prior written consent of Tenant, to be given or withheld at Tenant’s sole discretion. Notwithstanding the foregoing, Tenant agrees that Landlord may take such voluntary action or action that may not have such reasonable basis (i) if Landlord is performing obligations Tenant is otherwise obligated to perform under this Lease but has failed to do so after notice; (ii) if the voluntary action is taken in connection with the sale of all or substantially all of the assets of Landlord; or (iii) if the voluntary action is taken by a buyer from Landlord of the Premises (or any subsequent buyer of the Premises from a subsequent owner of the Premises). The restrictions against Landlord contained herein shall terminate as of the third (3rd) anniversary of the Base Term Commencement Date.

6. TRADE FIXTURES AND EQUIPMENT. All Petroleum Equipment, furniture, trade fixtures and equipment of Tenant (excluding gasoline canopy and structure and built-in refrigeration equipment and walk-in coolers, which are deemed part of the Premises, but including equipment located within a car wash), and every other item of personal property not permanently attached to the Premises (collectively, “Tenant’s Personal Property”) are to remain and be the property of Tenant and Tenant is to have the right and privilege of removing any and all such property and equipment at any time during the continuance of this Lease or any extension hereof. Except with respect to Petroleum Equipment, in the event the aforesaid equipment is not removed by Tenant prior to the expiration or earlier termination of the Lease, title thereto shall automatically pass to and vest in Landlord, and Tenant shall thereafter be relieved of any and all responsibility in connection with said equipment. If said equipment is removed, Tenant promptly shall restore the Premises to their condition immediately prior to the removal of such property to the extent commercially practicable. It is further understood and agreed that the buildings and structures erected on the Premises, including heat and air conditioning equipment, may not be removed by Tenant at the expiration or termination of this Lease.

7. TENANT’S RIGHT TO ALTER AND IMPROVE. Except as provided in Sections 5 and 6 hereof, Tenant shall not make any additions, alterations, or Improvements in or to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. This prohibition shall not apply to interior or exterior remodeling or alteration which does not affect the structural integrity of buildings or which would not impair the use of the Premises as a convenience food store, and shall not apply to Tenant’s repainting of the interior or exterior of the buildings or structures on the Premises nor to changes in Tenant’s signage or “trade dress.” Except as otherwise provided herein, all additions, alterations, and Improvements made in or to the Premises by either Landlord or Tenant shall become the property of Landlord and be surrendered with the Premises at the termination of this Lease. All alterations, additions, or improvements (including, without limitation, interior or exterior remodeling and repainting and changes in Tenant’s signage as set forth above), shall be accomplished by Tenant in a good and workmanlike manner, shall be authorized by any governmental authority having jurisdiction over the Premises to the extent required by applicable law, and shall be in conformity with applicable laws and regulations. Upon completion of any such work, Tenant shall provide to Landlord “as-built” plans. Tenant shall pay when due (subject to matters contested by Tenant in good faith) all claims for such labor and materials and shall give Landlord at least ten (10) days’ prior written notice of the commencement of any such work to the extent any such work is anticipated to cost in excess of Fifteen Thousand Dollars ($15,000) in the aggregate for the project. Landlord may enter upon the Premises, in such case, for the purpose of posting appropriate notices, including, but not limited to, notices of non-responsibility.

8. USE OF PREMISES; LAWFUL PURPOSES. Tenant covenants that the Premises shall be used for a convenience food store and for the sale of gasoline and other petroleum products (“Use”) and for such other business as Tenant may desire so long as the use is lawful and does not violate any applicable federal, state, county, or municipal ordinances and laws that are in force and does not violate any restrictions applicable to Landlord with respect to the Premises or other property owned or leased by Landlord in the vicinity of the Premises so long as any such restrictions do not prohibit, restrict, or impair Tenant’s use of the Premises for a convenience food store and for the sale of gasoline and other petroleum products. Tenant has satisfied itself, and represents to Landlord, that such Use is lawful and conforms to all applicable zoning and other use restrictions and regulations applicable to the Premises. In the event of the occurrence of a violation of law, Tenant shall not be in default under this Lease if applicable law does not require Tenant to take any action to correct the alleged violation. In the event of the occurrence of a violation of law, if applicable law requires Tenant to take certain action, Tenant shall not be in default under this Lease so long as Tenant proceeds to take all action required by applicable law and by any federal, state, county, or municipal authority having jurisdiction, provided Tenant pursues such required action in a timely manner and in conformity with the regulations of the governmental authority having jurisdiction.

Tenant, at Tenant’s sole expense, promptly shall comply with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements in effect during the term or any part of the term hereof, regulating the use by Tenant of the Premises, including, without limitation, the obligation at Tenant’s cost, to alter, maintain, or restore the Premises in compliance and conformity with all laws relating to the condition, use or occupancy of the Premises during the term (including, without limitation, any and all requirements as set forth in the Americans with Disabilities Act) (collectively, “Legal Requirements”) and regardless of (i) whether such laws require structural or non-structural improvements, (ii) whether the improvements were foreseen or unforeseen, and (iii) the period of time remaining in the term.

Tenant shall have the right, after prior written notice to Landlord, to contest by appropriate legal proceedings, diligently conducted in good faith, in the name of Tenant or Landlord or both, the validity or application of any Legal Requirement subject to the following: (i) if by the terms of any such Legal Requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Premises or any part thereof and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of any such proceeding; (ii) if any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Landlord to criminal liability and Tenant (A) furnishes to Landlord security reasonably satisfactory to Landlord as to form and amount against any loss or injury by reason of such contest or delay and (B) prosecutes the contest with due diligence; and (iii) in any case where the consent of any Landlord’s mortgagee is required for any of the contests mentioned above, Tenant shall secure such consent prior to commencing such contest. Landlord, on written request from Tenant, shall execute and deliver any appropriate papers which may be necessary or proper to permit Tenant so to contest the validity or application of any such Legal Requirement. Tenant covenants that Landlord shall not suffer or sustain any costs, expenses or liabilities by reason of any act or thing done or omitted to be done pursuant to this paragraph. The provisions set forth in this paragraph shall not apply to Environmental Laws, which are governed by Section 5.

9. NUISANCE. Tenant agrees not to create or, subject to conditions caused by others, allow any nuisance to exist on the Premises, and to abate any nuisance that may arise, promptly and free of expense to Landlord. This Section 9 shall not apply to releases of petroleum products, which are governed by Section 5.

10. TAXES.

a) Tenant’s Required Payments. Tenant shall pay before delinquency and as additional rent, all taxes, assessments, license fees, costs incurred pursuant to covenants and restrictions affecting the Premises, and other charges (collectively referred to as “Taxes”) levied or assessed against all merchandise, personal property, real property, buildings and improvements, and any other obligations which are or may become a lien or levied against the Premises. Tenant shall provide Landlord with evidence of payment of Taxes promptly upon request. If, at any time during the Term, the state in which the Premises are located or any political subdivision of the state, including any county, city, county and city, public corporation, district, or any other political entity or public corporation of that state, levies or assesses against Landlord a tax, fee or excise on (i) rents, including, if applicable, property taxes, insurance, maintenance, and other costs incurred by Tenant by which Landlord may benefit; (ii) on the square footage of the Premises; (iii) on the act of entering into this Lease; or (iv) on the occupancy of Tenant, or levies or assess against Landlord any other tax, fee, or excise, however described, including, without limitation, a so-called value added tax, as a direct substitution in whole or in part for, or in addition to, any real property taxes, Tenant shall reimburse to Landlord or directly pay before delinquency that tax, fee, or excise. It is the intention of Tenant and Landlord that all new and increased assessments, taxes, fees, levies, and charges, and all similar assessments, taxes, fees, levies, and charges be included within the definition of Taxes for the purpose of this Lease. If, at any time during the Term, the laws concerning the methods of real property taxation prevailing at the commencement of the Term are changed so that a tax or excise on rents or any other tax, however described, is levied or assessed against Landlord as a substitution in whole or in part for any real property taxes, then Taxes shall include, but not be limited to, any such assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises, or any portion thereof.

b) Payments Not Required by Tenant. Tenant shall not be required to pay any municipal, county, state, or federal income or franchise taxes of Landlord, or any inheritance or transfer taxes of Landlord or annual reporting or other fees in connection with maintaining Landlord’s organizational existence under the laws of the State of its formation or creation.

c) Assessments. If any assessment for a capital improvement made by any public or governmental authority shall be levied or assessed against the Premises, and the assessment is payable either in a lump sum or on an installment basis, then Tenant shall have the right to elect the basis of payment. If Tenant shall elect to pay the assessment on the installment basis, then Tenant shall pay only those installments which shall become due and payable during the Term.

d) Utility Payments. Tenant shall promptly pay when due all charges for water, gas, electricity, and all other utilities furnished to or used upon the Premises, including all charges for installation, termination, and relocations of such services.

e) Tenant’s Right to Contest Utility Charges, Contest Taxes and Seek Reduction in Assessed Valuation of the Premises. Tenant, at its cost, shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any taxes or utility charges that are to be paid by Tenant. If Tenant seeks a reduction or contests any taxes or utility charges, the failure on Tenant’s part to pay the taxes or utility charges shall not constitute a default as long as Tenant complies with the provisions of this Section 10. Tenant may use any means allowed by statute to protest property tax assessments or utility charges as defined in this Section 10 as long as Tenant remains current as to all other terms and conditions of this Lease. If, during the protest period, any lease defaults occur and the protested taxes or assessments have not been paid, then Tenant shall furnish to Landlord a surety bond issued by an insurance company qualified to do business in the state where the Premises are located. The amount of the bond shall equal one hundred ten percent (110%) of the total amount of Taxes in dispute. The bond shall hold Landlord and the Premises harmless from any damage arising out of the proceeding or contest and shall insure the payment of any judgment that may be rendered.

f) Landlord Not Required to Join in Proceedings or Contest Brought by Tenant. Landlord shall not be required to join in any proceeding or contest brought by Tenant unless applicable law requires that the proceeding or contest be brought by or in the name of Landlord or the owner of the Premises. In that case, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name as long as Landlord is not required to bear any cost. Tenant, on final determination of the proceeding or contest, shall immediately pay or discharge any decision or judgment rendered, together with all costs, charges, interest, and penalties incidental to the decision or judgment.

11. INSURANCE.

a) Tenant shall keep the buildings located upon the Premises insured against loss or damage by fire or other casualty and extended coverage, vandalism, malicious mischief and special extended perils in an amount equal to the replacement cost of the Improvements on the Premises and all contents located on or within the Premises. The insurance required to be maintained by this Section 11(a) shall provide that payments for losses be made jointly to Landlord or Landlord’s mortgagee and Tenant. If the Premises are located in a one hundred year flood zone or in an area recognized as having a risk of damage by earthquake, Tenant shall, at Tenant’s expense, obtain and keep in force during the Term a policy or policies of insurance covering loss or damage due to perils caused by earthquake and/or flood. Such insurance policies may contain commercially reasonable exclusions, retention and deductible amounts.

Notwithstanding the foregoing, Landlord acknowledges and agrees that as of the Base Term Commencement Date, Tenant’s current program of insurance does not afford coverage for perils of flood for real property located in a FEMA Flood Zone A or V and with respect to such risk, Tenant is self-insured. Effective on the Base Term Commencement Date and continuing for so long as (i) The Pantry, Inc., a Delaware corporation (“The Pantry”) is the tenant under the Lease, or any successor (“Successor”) to The Pantry is the tenant under the Lease so long as such Successor has a creditworthiness equal to or greater than the creditworthiness of The Pantry on the date hereof, all as reasonably determined by Landlord; and (ii) there is no material adverse change in The Pantry’s or Successor’s financial condition,

Tenant is relieved of its obligation to procure and maintain a policy of insurance covering loss or damage to the Premises due to flood. In the event (a) The Pantry or Successor is no longer the tenant under the Lease; (b) there is a material adverse change in The Pantry’s or Successor’s financial condition; or (c) flood insurance becomes available at commercially reasonable rates for the Premises, Tenant shall be required to procure and thereafter maintain a policy of flood insurance as otherwise required hereunder promptly following receipt of written notice from Landlord.

b) Tenant shall obtain and maintain business interruption insurance for one year and worker’s compensation in statutorily required amounts.

c) During the Term, or any extension thereof, Tenant shall maintain in force a policy of insurance insuring Landlord and Tenant against liability for accidents on the Premises with limits of coverage not less than $5,000,000 combined single limit for property damage loss and bodily injury to any person arising from any one occurrence. This limit may be provided in either a primary policy of insurance or a combination of primary and umbrella excess coverage.

d) The policies of insurance that Tenant is required to obtain and maintain hereunder shall name Landlord as an additional insured and loss payee to the extent of Landlord’s interest in this Lease and the Premises. A certificate of liability insurance and evidence of property insurance shall be delivered to Landlord evidencing Tenant’s compliance with this Section 11. Such policy shall be in such form and with such insurance company as shall be reasonably satisfactory to Landlord with provisions for at least thirty (30) days notice to Landlord of cancellation. Tenant shall not cancel such policy without thirty (30) days’ prior notice to Landlord. Prior to the expiration or cancellation of any such policy, Tenant shall supply Landlord with a substitute therefor or with evidence of payment of premiums therefor. . Within thirty (30) days of any cancellation of any such policy by the carrier, Tenant shall replace such cancelled policy with another of commercially available equivalent coverage and terms at Tenant’s sole expense.

e) If Tenant shall at any time fail to maintain any insurance required hereunder, Landlord may effect or maintain such insurance and any money expended for that purpose shall be repayable by Tenant on demand.

f) Without limiting the generality of Section 40 below, Tenant further agrees to indemnify and hold Landlord harmless from all claims for personal injuries, death, and property damage which occur as a result of the operation of the business in and about the Premises, or which result from any work done in and about the Premises by Tenant or any contractors selected by or for Tenant, but excluding claims arising from the gross negligence or willful misconduct of Landlord following the Base Term Commencement Date, it being understood that Tenant, and not Landlord, shall be responsible for any and all claims arising or accruing prior to the Base Term Commencement Date.

g) During such time as no uncured event of default by Tenant is outstanding hereunder, Tenant may elect to self-insure all or any portion of the required coverage referred to in Subsection (c) above pursuant to a commercially reasonable self-insurance program. In the event that Tenant becomes a self-insurer with respect to the insurance coverage required under subsection (c) above, Tenant shall be required to secure Landlord’s approval of such self-insurance. Such approval, which shall not be unreasonably withheld, conditioned, or delayed, shall be based upon Tenant’s creation of a reasonable reserve or replacement fund which is reflected on Tenant’s audited financial statements. Except with respect to flood insurance as set forth in subsection (a) above, Tenant may not self-insure the required coverages referred to in Subsections (a) or (b) above without first obtaining the written consent of Landlord, which consent may be withheld in Landlord’s reasonable business discretion. In the event Tenant becomes a self-insurer, Tenant agrees to be responsible for the full replacement, restoration or remediation costs of the Premises not covered by applicable insurance.

h) Tenant shall ensure that all Contractors (as defined below) performing work on or about the Premises have in place a commercially reasonable policy of general liability insurance, and that Landlord is named as an additional insured under such policy. In the event Landlord is to be named as an additional insured under such a policy pursuant to the provisions hereof, Tenant shall cause a certificate of liability insurance promptly shall be delivered to Landlord in connection with any such policies. As used herein, the term “Contractors” shall mean contractors or third parties who are performing work on or about the Premises either (i) in connection with work that was approved by Landlord pursuant to Section 7, or (ii) in connection with the Petroleum Equipment.

12. REPLACEMENT OF IMPROVEMENTS; APPLICATION OF INSURANCE PROCEEDS THERETO.

a) Destruction or Damage to the Premises. In the event any part or all of the Premises shall at any time during the Term be damaged or destroyed, regardless of cause, Tenant shall give prompt notice to Landlord. Subject to Tenant’s receipt of proceeds available from insurance policies maintained by Tenant under this Lease, Tenant shall repair and restore the Premises to substantially its original condition, including buildings and all other improvements on the Premises, as soon as circumstances permit. Tenant shall hold Landlord free and harmless from any and all liability of any nature whatsoever resulting from such damage or destruction, and such repairs and restoration. Tenant, and not Landlord, shall be responsible for paying for any cost of repairs and restoration in excess of the proceeds available from insurance policies procured by Tenant. Tenant is not entitled to any rent abatement during or resulting from any disturbance on or partial or total destruction of the Premises.

b) Destruction or Damage of the Premises During the Last Thirty-Six (36) Months of the Term. Notwithstanding anything to the contrary herein contained, provided there is no uncured event of default under the Lease, in the event the Premises shall be damaged or destroyed in excess of thirty percent (30%) of the full replacement cost of the Premises during the last thirty-six (36) months of the Term, Landlord or Tenant may elect to terminate the Lease by providing the other party written notice of its election in writing within forty-five (45) days of receipt by Landlord of notice of such casualty by Tenant. The Lease shall terminate upon the party’s receipt of said notice; provided, however, that within fifteen (15) days after receipt by Tenant of Landlord’s election to terminate the Lease, Tenant may elect to confirm to Landlord that Tenant will not exercise its right not to extend the Term as provided in Section 3 by providing written notice to Landlord within said fifteen (15) day period of such election not to exercise its right not to extend. If Tenant makes this election, the Lease shall remain in full force and effect during the remainder of the Term and the option and Tenant shall restore the Premises as provided in Section 12. In the event of termination hereunder, Landlord shall have all rights and claims to any insurance proceeds. Tenant covenants and agrees to timely file an appropriate claim with its insurance carrier (in the event of an insured casualty) in connection with such damage or destruction, and if Tenant or Landlord should elect to terminate this Lease, thereafter promptly assign or pay over to Landlord the entirety of insurance proceeds payable in connection with the loss, plus a sum equal to the entirety of the self-insured retention [i.e., total cost to repair and restore the Premises (including, without limitation, all hard costs, soft costs and related costs, but excluding Tenant’s personal property)].

13. [Intentionally Deleted]

14. REPAIR AND MAINTENANCE.

a) Obligation to Maintain the Premises. During the Term, Tenant shall, at its own expense, keep and maintain the entire Premises in good order and repair, including, but not limited to, the interior, exterior, foundations, floors, walls, roof, and structure of the building; and the sidewalks, curbs, walls, trash enclosures, landscaping with sprinkler system (if installed), light standards, and parking areas which are a part of the Premises. Tenant shall make such repairs and replacements as may be necessary, regardless of whether the benefit of such repair or replacement extends beyond the Term. The Premises shall be returned to Landlord at the termination or expiration of this Lease in good condition, ordinary wear and tear accepted. For as long as Tenant is not in default of any of the terms and conditions of this Lease, Landlord hereby assigns to Tenant all building contractor, subcontractor, and manufacturer’s warranties and guarantees applicable to the Premises; and Landlord shall cooperate with Tenant at Tenant’s request in any action to enforce such warranties and guarantees. In the event of destruction of the Premises by fire or casualty, the condition of the Premises upon termination of this Lease shall be governed by Section 12.

b) Obligation to Keep the Premises Clear. Tenant shall keep the Premises, including sidewalks adjacent to the Premises and loading area allocated for use of Tenant, clean and reasonably free from rubbish and debris at all times. Tenant shall store all trash and garbage within the Premises and arrange for regular pickup and cartage of such trash and garbage at Tenant’s expense. All waste to be disposed of shall be properly characterized and, if such waste is determined to be special or hazardous waste under Environmental Laws, Tenant shall be the generator and arranger for the transportation and disposal of any such waste and shall comply with all applicable legal and regulatory requirements for the management of such wastes.

c) Capital Expenditure in Last Two Years. Notwithstanding the foregoing, in the event Tenant makes a capital expenditure pursuant to its repair and maintenance obligations under this Section 14 within the last two (2) years of the Term or any renewal thereof (providing no uncured Event of Default exists under the Lease), Tenant shall receive a credit upon the expiration of the Lease, which credit shall be calculated by: (i) dividing the remaining useful life of the capital improvement upon Lease expiration by the total useful life of the capital improvement and then (ii) multiplying the result obtained in (i) above by the reasonable cost of the capital expenditure. “Capital expenditure” as used herein shall mean those expenditures incurred in connection with the roof, parking lot or HVAC equipment located on the Premises, the reasonable and actual cost of which exceeds Ten Thousand Dollars ($10,000). Any credit due Tenant pursuant to the terms hereof shall be paid by Landlord to Tenant within thirty (30) days of the expiration of the Lease. In no event shall the provisions of this Section 14(c) be applicable if the capital expenditure was necessitated as a result of Tenant’s failure to maintain the item or items at issue in good order and repair throughout the Lease term as required pursuant to the terms of Section 14.

15. LANDLORD’S USE OF PREMISES. In the event Landlord owns real estate at or adjacent to the Premises that is not necessary for the operation of a convenience food store by Tenant, Landlord reserves the right further to develop such property and lease the same to other parties; provided, however, that Landlord must first obtain approval of such development and lease from Tenant, which approval will not be unreasonably withheld, conditioned, or delayed.

16. [Intentionally Deleted]

17. QUIET POSSESSION. It is a further condition of this Lease that Landlord has a good and marketable title to the Premises free and clear of all liens and encumbrances; that Landlord has the right to lease the same; that the Premises has unencumbered access to a public right of way over existing curb cuts on the Premises or over unencumbered private easements; that Landlord warrants and will defend the Premises unto Tenant against the lawful claims of all persons whomsoever; that so long as the rents are paid in the manner herein provided and the covenants, conditions, and agreements are all and singularly kept, fulfilled, and performed by Tenant, Tenant shall lawfully, peacefully, and quietly hold, occupy, and enjoy the Premises during the term herein granted without any let, hindrance, ejection, or molestation by Landlord or any person claiming under Landlord.

Notwithstanding the foregoing, Landlord leases to Tenant and Tenant leases from Landlord the Premises subject to (i) all encumbrances, covenants, conditions, restrictions, easements, rights of way, and all other matters of record affecting the Premises; and (ii) all matters known to Tenant as of the Base Term Commencement Date, including, without limitation, all those certain matters disclosed by the survey of the Premises prepared by Boch & Clark in or about September 2003 (“Survey”) and all those certain matters disclosed in the Purchase Contract. Tenant acknowledges and agrees that: (a) no representations or warranties whatsoever have been or are made, or responsibility assumed by Landlord, with respect to the Premises or its operation, or the condition or repair of the Premises, or as to any fact, circumstance, thing or condition which may affect or relate to the Premises, except as specifically set forth in this Lease; and (b) the Premises is leased in its “AS IS, WHERE IS, WITH ALL FAULTS” condition as of the Base Term Commencement Date.

Without limiting the generality of the foregoing, Tenant hereby acknowledges that it is familiar with the nature, extent and scope of all of the matters set forth on Schedule 3.8 to the Purchase Contract (collectively referred to herein as the “Schedule 3.8 Matters”), including, without limitation the matters set forth under “Governmental Proceedings Affecting the Real Property” and “Other Schedule 3.8 Disclosure,” and on the Survey. Notwithstanding

any provisions of this Lease to the contrary (including, without limitation, Section 22), Tenant shall have no right to terminate this Lease with respect to any of the Schedule 3.8 Matters to the extent same affect or are applicable to the Premises. In addition, Tenant shall indemnify, defend and protect Landlord, and hold Landlord harmless from any and all loss, cost, damage, expense, liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising at any time with respect to (i) the matters set forth under “Other Schedule 3.8 Disclosure” as the same may affect or relate to the Premises; and (ii) matters set forth on the Survey.

18. RIGHT OF ENTRY. Landlord reserves the right during the term of this Lease to enter the Premises at reasonable hours to show the same or inspect the same, but has no obligation to make an inspection of the Premises.

19. SUBLETTING AND ASSIGNMENT. Tenant may sublet the Premises or assign this Lease with the prior written consent of the Landlord, such consent not to be unreasonably withheld, conditioned, or delayed.

Consent by Landlord to one assignment, subletting, occupation, or use by another person or party shall not be deemed to be a consent to any subsequent assignment, subletting, occupation, or use by another person or party except for a re-assignment to Tenant, which shall not require Landlord’s consent. Consent to an assignment and acceptance of rent from an assignee shall not release Tenant from liability for the continued performance of the terms and conditions on the part of Tenant to be kept and performed, unless Landlord specifically releases Tenant from said liability.

Any assignee or sub-tenant, by an instrument in writing in recordable form, shall assume and agree to keep, observe, and perform all of the agreements, conditions, covenants, and terms of this Lease on the part of Tenant to be kept, observed, and performed. This shall include a leasehold mortgagee in the event a leasehold mortgagee or its Nominee (as hereinafter defined) comes into possession of the Premises. “Nominee” means an entity designated by a leasehold mortgagee to become the tenant under this Lease in place of Tenant as a result of the exercise by a leasehold mortgagee of its rights and remedies under any leasehold mortgage or under this Lease pursuant to the terms of this Lease.

Notwithstanding anything hereinabove contained to the contrary, provided there is no uncured event of default under the Lease, Tenant may, without Landlord’s consent, (a) assign, transfer, or sublet its leasehold interest to a corporation, partnership, limited liability company, or other entity more than fifty percent (50%) of the ownership of which is owned by Tenant, or to a corporation, partnership, limited liability company, or other entity which owns more than fifty percent (50%) of the ownership interest in Tenant, (b) assign its interest in this Lease as collateral in connection with financing of equipment, fixtures, appliances, machinery, or furnishings to be used in connection with its business on the Premises, (c) assign or mortgage this Lease or interest therein as collateral in connection with any of Tenant’s financing or refinancing, or (d) assign its leasehold interest or sublet the Premises in connection with a sale of all or substantially all of the assets of Tenant. Moreover, the sale, pledge, or other transfer or conveyance of Tenant’s capital stock shall not be construed as an assignment by Tenant of its interest in this Lease. Tenant shall notify Landlord in writing of the occurrence of any of the foregoing events, and shall provide a true and correct copy of the sublease or assignment and assumption agreement, together with such other documentation supporting or evidencing said event as may be reasonably requested by Landlord.

Landlord may at any time during the term hereof assign its interest in this Lease Agreement without consent of Tenant. Landlord shall promptly notify Tenant in writing of the identity and address of the assignee and Landlord shall cause the assignee to notify Tenant in writing of the address for payment of rent.

Landlord shall execute and deliver to Tenant, within thirty (30) days after receipt of Tenant’s request, an estoppel certificate or other statement to be furnished to any prospective assignee, sublessee, or lender of Tenant. Such estoppel certificate or statement shall acknowledge and certify each of the following matters, to the extent each may be true: (a) whether there have been any amendments, modifications, or supplements of any kind to the Lease; (b) that the Lease is in full force and effect; (c) that Tenant is not in violation of or in default under the Lease beyond any applicable grace or cure period and that Landlord has no claims against Tenant thereunder; (d) the commencement and expiration dates (including all renewals and extensions) of the Lease; (e) the date through which Rent has been paid; (f) that Landlord consents to such assignment or subletting; and (g) such other matters as Tenant or its assignee, sublessee, or mortgagee may reasonably request.

20. SURRENDER UPON TERMINATION OF LEASE. Subject to the provisions of Sections 5 and 6 hereof, Tenant shall on the expiration or the sooner termination of the Lease term surrender to Landlord the Premises, including all buildings, replacements, changes, additions, and Improvements constructed or placed by Tenant thereon, except for all moveable trade fixtures, equipment, and personal property belonging to Tenant, broom-clean, free of subtenancies, and in good condition and repair, reasonable wear and tear and insured casualty excepted. Any equipment, trade fixtures, or personal property belonging to Tenant or any sub-tenant, if not removed upon such expiration or termination, shall automatically become the property of Landlord without any payment or offset therefor and Tenant shall thereafter be relieved of any and all responsibility in connection with said equipment. If said equipment is removed, Tenant promptly shall restore the Premises to their condition immediately prior to the removal of such property to the extent commercially practicable.

At or prior to expiration or termination of the term of this Lease, Tenant shall have the right, but not the obligation, to remove any exterior signage or architectural design which is a trademark, logo, or identifying feature of “The Pantry,” “Kangaroo,” “Golden Gallon” or any other trademark, logo, or identifying feature owned by Tenant or any of its affiliates or subsidiaries. If said signage or architectural designs are removed, Tenant, at its own expense, promptly shall repair and restore the Premises to its condition immediately prior to the removal of such signage or architectural designs to the extent commercially practicable.

21. DEFAULT.

a) Event of Default. The occurrence of any of the following events (each an “Event of Default” after expiration of any applicable cure period) shall constitute a default by Tenant:

Failure by Tenant to pay rent when due. Notwithstanding the foregoing, or any other provision in this Lease to the contrary, for not more than two (2) occasions during any calendar year of the Term, if any rental is not received when due, Landlord shall notify Tenant, in writing, and Tenant shall have five (5) days from the date of receipt of Landlord’s notice to cure any such failure to pay rental. If such rental is not received by Landlord within the five (5) day period after Tenant’s receipt of Landlord’s notice, then Tenant shall be in default.

Failure by Tenant to perform or comply with any provision of this Lease (other than as set forth above) if failure is not cured within thirty (30) days after receipt of notice from Landlord to Tenant describing such failure. If, however, the failure cannot reasonably be cured within such cure period, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within such cure period and diligently and in good faith continues to cure the failure. In addition, if the only mechanism by which a failure could be cured would be the filing of a claim under Landlord’s policy of title insurance, then Landlord and Tenant shall work in concert in the filing of such a claim, and Tenant shall not be in default of this Lease if such a claim is actually filed and ultimately paid or otherwise settled by the insurer (to the reasonable satisfaction of Landlord) and Landlord is thus made whole.

To the extent permitted by applicable law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days.

b) Landlord’s Remedies. Landlord shall have any one or more of the following remedies after the occurrence of an Event of Default by Tenant. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, in equity, or otherwise.

Terminate this Lease by giving written notice of termination to Tenant, in which event Tenant immediately shall surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, then Landlord, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, may re-enter and take possession of the Premises and expel or remove Tenant and any other person or entity occupying the Premises or any part thereof, without being liable for any damages unless caused by the gross negligence or intentional misconduct of Landlord, its employees, agents, representatives, or contractors.

No act by Landlord other than giving notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease. On termination of the Lease, Landlord shall have the right to recover from Tenant:

i) The worth at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease; and

ii)     The worth at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the fair market rental value of the Premises; and

iii)    The worth at the time of the award of the amount by which the unpaid rent for the balance of the Term (excluding future Renewal Terms) after the time of award exceeds the fair market rental value of the Premises; and

iv)    Any other amount, including, without limitation, reasonable attorneys’ fees actually incurred at customary hourly rates and court costs, necessary to compensate Landlord for all damages proximately caused by Tenant’s default.

The phrase “worth at the time of the award” as used in clauses (i) and (ii) above is to be computed by allowing interest at the rate of twelve percent (12%) per annum, but not to exceed the then legal rate of interest. The same phrase as used in clause (iii) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

Landlord may re-enter and take possession of the Premises without terminating this Lease and without being liable for any damages other than those caused by the gross negligence or intentional misconduct of Landlord, its employees, agents, representatives, or contractors. Landlord may relet the Premises, or any part of them, to third parties, and shall exercise reasonable diligence in mitigating any damages caused by Tenant’s default. Landlord may relet the Premises on whatever terms and conditions Landlord, in its reasonable discretion, deems advisable. Reletting can be for a period shorter or longer than the remaining Term of this Lease. Landlord’s action under this subsection is not considered an acceptance of Tenant’s surrender of the Premises unless Landlord so notified Tenant in writing. Tenant shall be immediately liable to Landlord for all costs Landlord incurs in reletting the Premises, including brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. If Landlord elects to relet the Premises without terminating this Lease, any rent received will be applied to the account of Tenant, not to exceed Tenant’s total indebtedness to Landlord; no reletting by Landlord is considered to be for its own account unless Landlord has notified Tenant in writing that the Lease has been terminated. If Landlord elects to relet the Premises, rent that Landlord receives from reletting will be applied to the payment of: (i) first, any indebtedness from Tenant to Landlord other than rent due from Tenant; (ii) second, all costs, including maintenance, incurred by Landlord in reletting; and (iii) third, rent due and unpaid under the Lease. After deducting the payments referred to in this Subsection, any sum remaining from the rent Landlord receives from reletting will be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. If, on the date rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant will pay to Landlord, in addition to the remaining rent due, all costs, including maintenance, Landlord incurred in reletting which remain after applying the rent received from the reletting. Tenant shall have no right to or interest in the rent or other consideration received by Landlord from reletting to the extent it exceeds Tenant’s total indebtedness to Landlord.

Re-enter the Premises without terminating this Lease and without being liable for any damages, unless caused by the gross negligence or intentional misconduct of Landlord, its employees,

agents, representatives, or contractors, and do whatever Tenant is obligated to do under the terms of this Lease. The expenses incurred by Landlord in affecting compliance with Tenant’s obligations under this Lease immediately shall become due and payable to Landlord as additional rent.

In all events, Tenant is liable for all damages of whatever kind or nature, direct or indirect but excluding consequential damages, suffered by Landlord as a result of the occurrence of an Event of Default. If Tenant fails to pay Landlord in a prompt manner for the damages suffered, Landlord may pursue a monetary recovery from Tenant. Included among these damages are all expenses incurred by Landlord in repossessing the Premises (including, but not limited to, increased insurance premiums resulting from Tenant’s vacancy), all expenses incurred by Landlord in reletting the Premises (including, but not limited to, those incurred for advertisements, brokerage fees, repairs remodeling, and replacements), all concessions granted to a new tenant on a reletting, all losses incurred by Landlord as a result of Tenant’s default (including, but not limited to, any unamortized commissions paid in connection with this Lease), a reasonable allowance for Landlord’s administrative costs attributable to Tenant’s default, and all reasonable attorneys’ fees at customary hourly rates actually incurred by Landlord in enforcing any of Landlord’s rights or remedies against Tenant.

Pursuit of any of the foregoing remedies does not constitute an irrevocable election of remedies nor preclude pursuit of any other remedy provided elsewhere in this Lease or by applicable law, and none is exclusive of another unless so provided in this Lease or by applicable law. Likewise, forbearance by Landlord to enforce one or more of the remedies available to it on an Event of Default does not constitute a waiver of that default or of the right to exercise that remedy later or of any rent, damages, or other amounts due to Landlord hereunder.

Whether or not Landlord elects to terminate this Lease or Tenant’s right to possession of the Premises on account of any default by Tenant, Landlord shall have all rights and remedies at law or in equity, including, but not limited to, the right to re-enter the Premises and, to the maximum extent provided by law, Landlord shall have the right to terminate any and all subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises or, in Landlord’s sole discretion, may succeed to Tenant’s interest in such subleases, licenses, concessions, or arrangements in the licenses, concessions, or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions, or arrangements, Tenant shall have no further right to or interest in the rent or other consideration receivable thereunder as of the date of notice by Landlord of such election.

c) Late Charge. If Tenant fails to pay within five (5) days when due any payment of rent or other charges which Tenant is obligated to pay to Landlord under this Lease, there shall be a late charge of Seventy-Five Dollars ($75.00). Landlord and Tenant agree that this sum is reasonable to compensate Landlord for accounting and administrative expenses incurred by Landlord. In addition to the late charge, any and all rent or other charges which Tenant is obligated to pay to Landlord under this Lease which are unpaid shall bear interest at the rate set forth below from the date said payment was due until paid, said interest to be payable by Tenant as additional rent. Landlord and Tenant agree that this sum is reasonable to compensate Landlord for the loss of the use of funds.

d) Right of Landlord to Re-Enter. In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

e) Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease term shall be deemed to constitute an acceptance by Landlord or a surrender of Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord and, notwithstanding such delivery, Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated properly. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises. Nothing in this provision shall be construed to automatically extend the Term beyond the current term or option of the Lease.

f) Interest Charges. Any amount not paid by one party to the other within ten (10) days of when due to the other party will bear interest from the date due at the lesser of (i) the prime commercial rate being charged by the Bank of America N.A. in effect on the date due plus two percent (2%) per annum; or (ii) the maximum rate permitted by law. If Bank of America N.A. is no longer in existence, then another comparable bank or financial institution shall be substituted by Landlord.

g) Tenant’s Default. If Tenant is in default under this Lease, then:

i) For so long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant will have the right to assign or sublet its interest in the Lease, but Tenant will not be released from liability;

ii) No structural changes to the Improvements at any cost shall be permitted without the prior written approval of Landlord; and

iii) All costs to remove Tenant’s names, logos, signs, or other identification on the Premises shall be paid by Tenant whether or not Landlord terminated this Lease.

h) Default by Landlord. Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) days after Landlord’s receipt of notice from Tenant describing such failure. If, however, the failure cannot reasonably be cured within the cure period, Landlord shall not be in default under this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Section shall specify the alleged breach and the applicable Lease provisions. If Landlord shall at any time be in default beyond the applicable notice and cure period, Tenant shall have the right to cure such default on Landlord’s behalf. Any sums expended by Tenant in doing so, and all reasonably necessary incidental costs and expenses incurred in connection therewith, including reasonable attorneys’ fees actually incurred at customary hourly rates, shall be payable by Landlord to Tenant within thirty (30) days following demand therefor by Tenant, and if Landlord shall not have paid such sums to Tenant within ninety (90) days after demand therefor, Tenant shall be entitled to deduct or offset such sums against any rent otherwise payable to Landlord under this Lease.

22. CONDEMNATION.

a) Condemnation Damages. In the event of the taking or conveyance of the whole or any part of the Premises by reason of condemnation (“Condemnation”) by any public authority (including condemnation proceedings or conveyances or dedications made in settlement of or in lieu of condemnation proceedings), Landlord shall be entitled to the entirety of the damages award (“Award”) payable in connection with any Condemnation, provided, however, Landlord shall not make a claim for any of the following:

(i) A sum attributable to Tenant’s leasehold improvements or alterations made to the Premises by Tenant in accordance with this Lease, which improvements or alterations Tenant has the right to remove from the Premises upon the termination of the Lease pursuant to the provisions of this Lease, but elects not to remove;

(ii) Any portion of the award attributable to Tenant’s furniture, fixtures, and equipment installed in the Premises in accordance with this Lease which are to remain in the Premises as a result of such taking;

(iii) Any portion of the award attributable to: (A) removing Tenant’s furniture, fixtures, equipment and inventory; and (B) moving and relocation expenses; and

(iv) Any portion of the award attributable to a temporary construction easement or temporary right of way, i.e., an easement or right of way that will expire pursuant to its terms upon completion of the Condemnation project.

b) Net Award; Restoration; Rent Reduction. Landlord and Tenant shall work in good faith to jointly pursue all damages available in connection with the Condemnation except as specifically set forth in subsection (a) above (Collectively, “Tenant’s Damages”). As used herein, the term “Net Award” shall mean the entire award payable in connection with a Condemnation, less (i) that portion of the Award attributable to Tenant’s Damages; (ii) the actual and reasonable expenses incurred by Landlord in pursuing and collecting the Award, such as expert witness fees, appraisals, attorneys fees, surveys, or engineering studies such as traffic studies; and (iii) that portion of the Award to be paid over to Tenant in connection with Restoration (as defined below) of the Premises. Tenant shall commence and diligently pursue completion of restoration (“Restoration”) of the Premises as nearly as possible to its value, condition and character immediately prior to the Condemnation. Landlord shall pay over to Tenant an amount from the Award equal to the actual and reasonable costs of Restoration of the Premises within ten (10) business days of receipt of evidence of completion of same from Tenant. The entirety of the Net Award shall be retained by Landlord; provided, however, effective on the date upon which Landlord receives the Award from the condemning authority, Landlord and Tenant shall enter into an amendment to the Lease setting forth that the annual rent due under the Lease from any after such date shall be equitably reduced by an amount equal to the Net Award multiplied by ten percent (10%).

c) Termination of Lease Due to Condemnation. In the event that the condemnation materially adversely affects the use of the Premises as defined in Section 8, Tenant may terminate the Lease by giving Landlord sixty (60) days’ written notice of its intention to terminate the Lease after receiving notice of the condemnation from the condemning authority. The effective date of the termination shall be the earlier of the actual date of such taking or Tenant’s removal from the Premises. In the event Tenant exercises its right to terminate the Lease as set forth herein: (i) notwithstanding anything contained herein to the contrary, Landlord and Tenant independently shall seek damages before the condemning body, and each party shall be entitled to the amount awarded respectively to each; provided, however, Landlord shall not make a claim in such proceedings in connection with Tenant’s Damages; and (ii) the rent for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any rent paid in advance and Tenant shall thereupon be released from its obligation to pay rent.

23. [Intentionally Deleted]

24. LEASEHOLD MORTGAGES.

a) Tenant shall have the right to enter into any recordable leasehold mortgage to the extent the same is solely limited to the leasehold interest of Tenant and does not increase the rights of the leasehold mortgagee beyond the leasehold interest of Tenant in the Premises. Notwithstanding the foregoing, except as otherwise provided herein: (i) it is expressly understood that Landlord’s consent to the execution and recordation of a leasehold mortgage by Tenant does not constitute approval by Landlord of any of the provisions of the leasehold mortgage; and (ii) if there is a conflict between the leasehold mortgage and this Lease, the terms of this Lease shall control.

b) If Tenant, or Tenant’s successors or assignees, mortgages or grants to a leasehold mortgagee or lender a security interest in Tenant’s interest in this Lease and the Premises, and if the leasehold mortgagee or lender sends to Landlord a true copy of the leasehold mortgage or security agreement executed in connection therewith together with a written notice specifying such mortgagee’s or lender’s name and address, so long as such leasehold mortgage or security agreement shall remain unsatisfied of record or until written notice of satisfaction is given by the holder to Landlord, the following provisions shall apply:

(i) There shall be no cancellation, surrender, acceptance or surrender, amendment, or modification of this Lease by joint action of Landlord and Tenant, or by Tenant alone, without in each case, written notice to the holder. Nor shall any merger result from the acquisition by, or devolution upon, any one entity of the fee and the leasehold estates of the Premises.

(ii) Landlord shall, upon serving Tenant with any notice or other communication, whether of default or any other matter, simultaneously serve a copy of such notice upon the holder. However, Landlord’s failure to deliver such notice to the holder shall not constitute a default or breach by Landlord under this Lease. Nevertheless, Landlord may not undertake any action to enforce any of its rights under this Lease and in connection with the notice given to Tenant unless and until a copy of the same is served upon the holder.

(iii) In the event of any default by Tenant under this Lease, the holder shall have, after service of notice of such default upon the holder, the same period to remedy or cause to be remedied the default complained of as Tenant has under this Lease, and Landlord shall accept such performance by or at the instigation of the holder as if the same had been rendered by Tenant. Each notice of default given by Landlord shall state the amounts of rent and whatever other payments are being claimed to be in default.

(iv) Landlord agrees that (y) the holder shall have the right, but not the obligation, to remedy any default by Tenant under this Lease by performing any applicable term, covenant, condition or agreement of this Lease, and (z) Landlord shall accept such performance by the holder with the same force and effect as if furnished by Tenant, subject to and in accordance with the provisions of this Lease.

(v) Not more than twice during any calendar year, Landlord, within ten business (10) days after a request in writing by Tenant or the holder, shall furnish a written statement, duly acknowledged, that this Lease is in full force and effect and that there are no defaults thereunder by Tenant, or if there are any defaults, such statement shall specify the defaults Landlord claims to exist, and that this Lease has not been modified or changed, or if there have been such modifications or changes, Landlord shall provide a complete copy thereof to the holder.

(vi) Landlord hereby consents to: (w) holder’s foreclosure of a leasehold mortgage, (x) any sale of Tenant’s interest in this Lease and the Premises in connection with a foreclosure, whether by judicial proceedings or by virtue of any power of sale contained in the leasehold mortgage, (y) any conveyance of Tenant’s interest in this Lease and the Premises from Tenant to the holder, or its nominee or designee, by virtue of or in lieu of foreclosure or other appropriate proceedings, and (z) if holder, or its nominee or designee, becomes the holder of Tenant’s interest in this Lease and the Premises, the conveyance of such interest by holder, or its nominee or designee, to: (A) to another creditworthy convenience store operator that meets Landlord’s approval, which approval shall not be unreasonably conditioned, delayed, or denied, and will be based upon Landlord’s customary review and evaluation of the prospective tenant, or (B) any other conveyance in accordance with the terms of the assignment provisions of the then lease (which shall be the same as those contained in this Lease, except that all obligations and liabilities of the holder, or its nominee or designee, under such lease shall cease and terminate upon such assignment).

c) Anything herein contained notwithstanding, while such leasehold mortgage remains unsatisfied of record, or until written notice of satisfaction is given by the holder to Landlord, if any default shall occur which, pursuant to any provision of this Lease, entitles Landlord to terminate this Lease, and if before the expiration of ten (10) days after the date of service of notice of termination upon such leasehold mortgagee, such leasehold mortgagee shall have notified Landlord of its desire to nullify such notice and shall have paid to Landlord all rent and other payments herein provided for, and then in default, and shall have complied or shall commence the work of complying with all of the other requirements of this Lease, if any are then in default, and shall prosecute the same to completion with reasonable diligence, then in such event Landlord shall not be entitled to terminate this Lease and any notice of termination theretofore given shall be void and of no effect.

d) The proceeds from any insurance policies or arising from a condemnation of Tenant’s interest in the Premises are to be held by any leasehold mortgagee and distributed pursuant to the provisions of this Lease, but the leasehold mortgagee may reserve rights to apply to the mortgage debt all, or any part, of Tenant’s share of such proceeds pursuant to such mortgage.

e) The leasehold mortgagee shall be given notice of any arbitration proceedings by the parties hereto, and shall have the right to intervene therein and be made party to such proceedings, and the parties hereto do hereby consent to such intervention. In the event that the leasehold mortgagee shall not elect to intervene or become party to such proceedings, the leasehold mortgagee shall receive notice of, and a copy of, any award or decision made in said arbitration proceedings.

f) The term “mortgage,” whenever used herein, shall include whatever security instruments are used in the locale of the Premises, such as, without limitation, deeds to secure debt, deeds of trust, and conditional deeds, as well as financing statements, security agreements, and other documentation required pursuant to the Uniform Commercial Code. The term “mortgage”, whenever used herein, shall also include any instrument required in connection with a sale-leaseback transaction.

25. SUBORDINATION, ATTORNMENT, AND ESTOPPEL.

a) Subject to and conditioned upon the full satisfaction of all other provisions of this Lease, including, without limitation, the requirements of Sections 11 and 12 hereof, and further subject to the provisions of this Section 25, this Lease and the leasehold estate created hereby shall be, at the option and upon written declaration of Landlord, subject, subordinate, and inferior to the lien and estate of any mortgages and all renewals, extensions, or replacements thereof, now or hereafter imposed by Landlord upon the Premises; provided, however, that this Lease shall not be subordinate to any mortgage or any renewal, extension, or replacement thereof, unless and until Landlord provides Tenant with an agreement (the “Non-Disturbance Agreement”), signed and acknowledged by each holder of any such mortgage setting forth that so long as Tenant is not in default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. Tenant shall, promptly following a request by Landlord and after receipt of the Non-Disturbance Agreement, execute and acknowledge any subordination agreement or other documents reasonably required to establish of record the priority of any such encumbrance over this Lease, so long as such agreement does not otherwise increase Tenant’s obligations or diminish Tenant’s rights hereunder.

b) In the event of foreclosure of any mortgage, whether superior or subordinate to this Lease, then (i) this Lease shall continue in force; (ii) Tenant’s quiet possession shall not be disturbed if Tenant is not in default hereunder; (iii) Tenant shall attorn to and recognize the mortgagee or purchaser at foreclosure sale (the “Successor Landlord”) as Tenant’s landlord for the remaining term of this Lease; and (iv) the Successor Landlord shall not be bound by (a) any payment of rent for more than one (1) month in advance; (b) any amendment, modification, or ending of this Lease without the Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant, unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent; and (c) any liability for any act or omission of a prior landlord, including Landlord. At the request of the Successor Landlord, Tenant shall execute a new lease for the Premises, setting forth all of the provisions of this Lease except that the term of the new lease shall be for the balance of the term of this Lease.

c) Tenant shall execute and deliver to Landlord, within thirty (30) days after receipt of Landlord’s request, any estoppel certificate or other statement to be furnished to any prospective purchaser of or any lender against the Premises. Such estoppel certificate shall acknowledge and certify each of the following matters, to the extent each may be true: (i) that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; (ii) the commencement and termination dates of the Term; (iii) that Tenant is paying rent on a current basis; (iv) that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; (v) that Tenant has accepted the Premises and is in possession thereof; (vi) that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; (vii) that Tenant has no notice of any prior assignment, hypothecation, or pledge of rents or the Lease; and (viii) that neither Tenant nor, to the knowledge of Tenant, Landlord is in default under the Lease beyond any applicable cure or grace period. Tenant shall also, upon request of Landlord, certify and agree for the benefit of any lender against the Premises (“Lender”) that Tenant will not look to such Lender: (a) as being liable for any act or omission of Landlord; (b) as being obligated to cure any defaults of

Landlord under the Lease which occurred prior to the time Lender, its successor or assigns, acquired Landlord’s interest in the Premises by foreclosure or otherwise; (c) as being bound by any payment of rent or additional rent by Tenant to Landlord for more than one (1) month in advance; or (d) as being bound by Landlord to any amendment or modification of the Lease without Lender’s written consent.

26. APPLICATION OF INSURANCE PROCEEDS BY LANDLORD’S MORTGAGEE.

a) In the event that Landlord mortgages its title to or interest in the Premises, then Landlord may request that the name of Landlord’s mortgagee be added in place of Landlord’s name to any and all policies of insurance required to be carried by Tenant hereunder.

b) As a condition precedent to Tenant’s obligations under Section 25 hereof, Landlord shall cause Landlord’s mortgagee to endorse, transfer, and otherwise make over to Tenant the check or negotiable instrument representing the new amount of all insurance proceeds received by Landlord’s mortgagee for the purposes specified in Section 12 hereof, and shall further cause Landlord’s mortgage or collateral document to provide for such endorsement or transfer in a manner not inconsistent with the provisions of this Lease; provided, however, that Landlord’s mortgagee may reserve the right to apply to the mortgage debt any part of such insurance proceeds after all Tenant’s costs and expenses of restoration have been paid.

27. TENANT’S RIGHT OF SUBSTITUTION

At any time following the beginning of the fifth (5th) Lease Year, in the event Tenant has determined that the Premises is no longer economically viable, and either has ceased business operations at the Premises or has made a decision to do same, then providing there are no material uncured events of default existing under the Lease, Tenant may request that Landlord substitute for the Premises a property (“Substitute Property”) that is substantially similar and of equal or greater Value (as defined below) than the Premises. In the event the Value of the Substitute Property exceeds the Value of the Premises, Landlord shall have no obligation to fund any monies or pay any consideration in connection with such increased Value.

The term “Value” for purposes of effecting a substitution under this Section shall mean the fair market value of the Premises and Substitute Property as determined by so-called “full, three method” appraisals (“Appraisals”) prepared by an independent appraiser who is a member in good standing as an MAI professional appraiser and who is reasonably acceptable to Landlord.

In the event Tenant wishes to substitute a property for the Premises it shall so notify Landlord in writing. The notice shall identify the Substitute Property, and shall include information concerning the Metropolitan Statistical Area, demographic makeup, traffic counts, nature and quality of the neighboring properties, age and condition of improvements, useable land area, parking area and lot configuration. Within thirty (30) days following receipt of such notice, Landlord shall either consent to, or, in Landlord’s reasonable business judgment, reject such substitution, for any reason, including, but not limited to, an adverse impact or effect on

Landlord’s tax status, or disapproval by Landlord’s mortgagee. If Landlord rejects the substitution, it shall specify in writing to Tenant the reasons therefor. If Landlord consents to the substitution, the parties shall cooperate with one another to effect a closing (the “Closing”) of the Substitute Property as soon as practicable.

Landlord shall have a reasonable time within which to conduct its investigation of the Substitute Property. Tenant, at Tenant’s sole cost and expense, timely shall provide Landlord with all documents and information reasonably requested by Landlord in connection with its investigation of the Substitute Property, including, without limitation, aerial photograph, title commitment and exception documents, as-built survey to Landlord’s guidelines, and environmental reports (“Third Party Reports”). Landlord shall have no obligation to take title to the Substitute Property if Landlord reasonably disapproves any of the material reports or documents it requests or receives in connection with its investigation of the Substitute Property.

At the Closing:

(i)	Landlord shall deliver to Tenant a special or limited warranty deed in the form customarily used in connection with commercial real property transactions in the state in which the Premises is situated, which shall be subject only to: (i) matters of record; (ii) such additional matters as specifically consented to by Tenant; (iii) anything of record or not of record that in any way affects title to the Premises resulting from the acts or omissions of Tenant and matters that would be shown by a then current inspection or survey of the Premises. Landlord shall execute such documents as shall be required to deliver good and marketable title to the Premises (subject to the foregoing matters) to Tenant in form and substance reasonably satisfactory to the title company, including, without limitation, a Memorandum of Termination of Lease in connection with the Premises;

(ii)	Tenant shall deliver to Landlord a special or limited warranty deed in the form customarily used in connection with commercial real property transactions in the state in which the Substitute Property is situated and Tenant shall execute such documents as shall be required to deliver good and marketable title to the Substitute Property to Landlord in form and substance reasonably satisfactory to the title company;

(iii)	This Lease shall be amended to delete Exhibit ”A” (i.e., the legal description of the Premises) and replace with the legal description of the Substitute Property, and the parties thereafter shall be released from all liabilities and obligations under this Lease with respect to the Premises, with the exception of those obligations that survive the expiration or earlier termination of the Lease. Rent, and any adjustments thereto, payable by Tenant under the Lease, shall continue uninterrupted and unaltered by the substitution;

(iv)

Landlord and Tenant shall execute a Memorandum of Termination of Lease, in recordable form, in connection with the Premises. Landlord and Tenant shall execute a Memorandum of Lease, in recordable form, in connection with the Substitute Property. Tenant, at Tenant’s expense, shall cause the Memorandum of Termination of Lease and Memorandum of Lease to be recorded in the respective counties in which the properties are located. The parties shall cooperate with one another, fully and in a timely manner, in performing all further acts, and executing and delivering all further documents or instruments that may be reasonably necessary or required to accomplish the purposes of this Section; and

(v)	All costs, fees and expenses incurred in connection with Tenant’s exercise of this right of substitution (including, without limitation, the Appraisals, Third Party Reports, ALTA extended coverage policy of title insurance with reasonably requested endorsements, deed transfer taxes, title and escrow fees and charges) shall be borne by Tenant, it being the intention of the parties that Landlord shall take title to the Substitute Property and deliver title to the Premises absolutely net of all costs, fees and expenses whatsoever.

Tenant acknowledges and agrees the Premises shall be conveyed by Landlord to Tenant “AS IS, WHERE IS, WITH ALL FAULTS,” in such condition as the same may be on the Closing, without any representations or warranties by Landlord except those specifically addressed above.

28. [Intentionally Deleted]

29 NOTICES. All notices and communications required to be sent pursuant to the terms of this Lease shall be in writing (including facsimile, telegraphic, telex, or cable communication) and shall be mailed, faxed, telegraphed, telexed, cabled, or delivered as follows:

By Tenant to Landlord:

220 West Crest Street
Escondido, California 92025
Facsimile No.: (760) 741-8674

Attention: Legal Department

By Landlord to Tenant:

The Pantry, Inc.
1801 Douglas Drive (Zip 27730)
Post Office Box 1410
Sanford, North Carolina 27331-1410

Attention: Director of Real Estate
Facsimile No.: 919-777-5139.

All notices and other communications required or permitted under this Lease which are addressed as provided in this Section (i) if delivered personally against proper receipt or by confirmed facsimile or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, (B) by Federal Express or similar courier service with courier fees paid by the sender, or (C) by telegraph or cable, shall be effective two (2) business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

30. BINDING EFFECT. The provisions of this Lease shall be binding on and inure to the benefit of the parties hereto, their legal representatives, successors, and permitted assigns and sublessees.

31. WHOLE AGREEMENT. This Lease contains all of the agreements and representations between the parties with respect to the subject matter hereof. None of the terms of this Lease shall be waived or modified to any extent, except by written instrument signed and delivered by both parties.

32. SEVERABILITY. If any provision of this Lease shall be declared invalid or unenforceable, the remainder of this Lease shall continue in full force and effect.

33. DUPLICATE COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

34. RECORDING OF LEASE. This Lease shall not be recorded. At the request of either party and at Tenant’s expense, the parties hereto shall execute a Memorandum of Lease, in recordable form, specifying the commencement and termination dates, a description of the Premises, and any other provisions which either party may desire to incorporate therein.

35. GOVERNING LAW. This Lease shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Premises is located.

36. RELATIONSHIP OF THE PARTIES. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating a relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties hereto are other than the relationship of landlord and tenant. Whenever herein the singular number is used the same shall include the plural, and the masculine gender shall include the female and neuter genders. The numerical headings or titles to the paragraphs are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

37. AUTHORITY. The individuals signing this Lease personally warrant that they have the right and power to enter into this Lease on behalf of Landlord and Tenant, to grant the rights granted under this Lease, and to undertake the obligations undertaken in this Lease.

38. INTERPRETATION PRESUMPTION. This Lease has been negotiated by the parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the negotiation and preparation of this Lease for execution. In the event of a dispute concerning the interpretation of this Lease, each party waives the doctrine that an ambiguity should be interpreted against a party who drafted the document.

39. TENANT SHALL NOT RENDER PREMISES LIABLE FOR ANY LIEN. Tenant shall have no right, authority, or power to bind Landlord, or any interest of Landlord in the Premises, nor to render the Premises liable for any lien or right of lien for the payment of any claim for labor, material, or for any charge or expense incurred to maintain, to repair, or to make alterations, additions, and improvements to the Premises. Tenant shall in no way be considered the agent of Landlord in the construction, erection, modification, repair, or alteration of the Premises. Notwithstanding the above, Tenant shall have the right to contest the legality or validity of any lien or claim filed against the Premises. No contest shall be carried on or maintained by Tenant after the time limits in the sale notice of the Premises for any such lien or claim unless Tenant (i) shall have duly paid the amount involved under protest; (ii) shall have procured and recorded a lien release bond from a bonding company acceptable to Landlord in an amount not less than one and one-half (1 1/2) times the amount involved; or (iii) shall have procured a stay of all proceedings to enforce collection. Upon a final adverse determination of any contest, Tenant shall pay and discharge the amount of the lien or claim determined to be due, together with any penalties, fines, interest, cost, and expense which may have accrued, and shall provide proof of payment to Landlord.

40. INDEMNIFICATION. Tenant shall indemnify, defend, and protect Landlord, and hold Landlord harmless from any and all loss, cost, damage, expense, liability (including, without limitation, court costs and reasonable attorneys’ fees actually incurred at customary hourly rates) incurred in connection with or arising at any time and from any cause whatsoever in or about the Premises, including, without limitation, claims Tenant’s business operations at the Premises, including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants, or conditions of this Lease on Tenant’s part to be observed or performed; (ii) the use or occupancy of the Premises by Tenant or any person claiming by, through, or under Tenant, or of the contractors, agents, servants, employees, visitors, or licensees of Tenant or any such person, in, on, or about the Premises, either prior to or during the Term of this Lease (including, without limitation, any holdovers in connection therewith), including, without limitation, any acts, omissions, or negligence in the making or performance of any alterations. Tenant’s indemnification of Landlord shall exclude damages caused by reason of the gross negligence or willful misconduct of Landlord (or its employees, agents, representatives, and contractors) following the Base Term Commencement Date, it being understood that Tenant, and not Landlord, shall be responsible for any and all claims arising or accruing prior to the Base Term Commencement Date. The provisions of this Section shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination, and shall not be limited by reason of any insurance carried by Landlord and Tenant. Tenant’s indemnification with respect to environmental matters shall be governed by Section 5.

41. TENANT’S FINANCIAL STATEMENTS. During the Term of this Lease, Tenant shall provide Landlord with a copy of the 10-K and 10-Q reports filed by The Pantry, Inc. with the Securities and Exchange Commission within thirty (30) days after such reports are filed. If at any time Tenant is no longer a public company, upon the request of Landlord directed to Tenant’s Director of Real Estate, Tenant shall submit to Landlord an annual financial statement within one hundred twenty (120) days following the close of each fiscal year; provided, however, that Landlord shall maintain the confidentiality of such financial statements and the information contained therein.

42. SALES INFORMATION. Upon the request of Landlord directed to Tenant’s Director of Real Estate, within ninety (90) days after the end of Tenant’s fiscal year, Tenant shall submit to Landlord a summary profit and loss statement pertaining to the retail sales operations conducted by Tenant on the Premises for the prior year, including gross sales data in such form as is maintained by Tenant pertaining to all sales of merchandise and services and income from all other sources with respect to the business conducted on or in the Premises. Sales of products such as lottery products, money order, public pay telephones, amusement machines, money transfers, and other such products shall consist of the commission payable to Tenant and not the gross amount received from the sale of any such items. Landlord acknowledges that such information is for its informational purposes only and will not be disclosed to any other party without Tenant’s prior written consent.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN TESTIMONY WHEREOF, the parties hereto have caused these presents to be executed in their respective names by their duly authorized representatives, executing this instrument in duplicate originals, as of the day and year first above written.

LANDLORD:

,
a

By:
Name:
	Title:	President

STATE OF CALIFORNIA

COUNTY OF SAN DIEGO

The foregoing instrument was acknowledged before me this              day of             , 2003, by             , as              of             , a             , on behalf of the corporation. He/She is personally known to me or has produced             as identification.

Notary Public

My commission expires:

[Notary Seal]

TENANT: THE PANTRY, INC., a Delaware corporation

By:
Name: Steven J. Ferreira
Title: Senior Vice President, Administration

STATE OF NORTH CAROLINA

COUNTY OF WAKE

I, a Notary Public of said County and State of North Carolina, certify that Steven J. Ferreira personally came before me this day and acknowledged that he is Senior Vice President, Administration of THE PANTRY, INC., a Delaware corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its name by him as Vice President. Witness my hand and official stamp or seal, this              day of             ,             .

Notary Public

My commission expires:

[Notary Stamp or Seal]

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